Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

REATA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$7,536,015,781.35(1)(2)	0.00011020	$830,468.94(3)

Fees Previously Paid	—		—

Total Transaction Valuation	$7,536,015,781.35

Total Fees Due for Filing			$830,468.94

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$830,468.94

(1)

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of July 28, 2023, by and among Biogen Inc., River Acquisition, Inc. and Reata Pharmaceuticals, Inc.

(i)

Title of each class of securities to which the transaction applies: Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.001 per share (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), of Reata Pharmaceuticals, Inc.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on August 7, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 45,966,921 which consists of:

a.	33,504,810 issued and outstanding shares of Class A Common Stock;

b.	4,513,863 issued and outstanding shares of Class B Common Stock;

c.	6,813,567 shares of Common Stock underlying Reata stock option awards with exercise prices below $172.50;

d.	1,143,298 shares of Common Stock underlying Reata RSU awards; and

e.	20,223 shares of Common Stock estimated to be issuable pursuant to the ESPP after August 7, 2023 and prior to the Closing Date.

(2)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on August 7, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 38,018,673 shares of Common Stock multiplied by the Merger Consideration of $172.50;

b.

the product of 6,813,567 shares of Common Stock subject to issuance pursuant to outstanding Reata stock option awards with exercise prices below $172.50, multiplied by $114.05 (which is the excess of $172.50 over $58.45, the weighted average exercise price of such Reata stock option awards);

c.	the product of 1,143,298 shares of Common Stock subject to issuance pursuant to outstanding Reata RSU awards multiplied by the Merger Consideration of $172.50; and

d.	the product of 20,223 shares of Common Stock estimated to be issuable pursuant to the ESPP after August 7, 2023 and prior to the Closing Date multiplied by the Merger Consideration of $172.50.

(such sum, the “Total Consideration”)

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00011020.